Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-53047 on Form S-8, No. 333-41027 on Form S-8, No. 333-41899 on Form S-8, No. 333-47080 on Form S-8, No. 333-67718 on Form S-8, and No. 333-110396 on Form S-8 of C.H. Robinson Worldwide, Inc. (the “Company”) of our report dated March 12, 2004, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs concerning the applications of procedures relating to certain disclosures of consolidated financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures relating to the adoption of Statement of Financial Accountings Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, described in Note 3 and additional disclosures relating to the components comprising gross revenues and cost of transportation, products, and handling in the consolidated financial statements, described in Note 1) appearing in your 2003 Annual Report to Stockholders and are incorporated herein by reference appearing in and incorporated in the Annual Report on Form 10-K of the Company for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Minneapolis, MN

March 12, 2004